Exhibit 99.1
Apollo Group, Inc.
News Release
APOLLO GROUP VICTORIOUS IN SECURITIES LAWSUIT
Judge Overturns Erroneous Jury Verdict, Resolves Case in Favor of Apollo Group
PHOENIX, AZ, August 5, 2008 — Apollo Group, Inc. (Nasdaq:APOL) (“Apollo Group,” “Apollo” or the “Company”) applauded yesterday’s District Court decision in which Judge James A. Teilborg overturned the previous verdict that had been rendered in the plaintiffs’ favor in the securities litigation arising out of the 2003 program review by the Department of Education. Notably, the Court found that an analyst’s report on which the plaintiffs’ case heavily relied was not a corrective disclosure.
Apollo Group called the ruling a vindication for its students, alumni, employees and shareholders. P. Robert Moya, Senior Vice President, General Counsel and Secretary for Apollo Group, Inc., said, “It has always been Apollo Group’s position that the plaintiffs in the case did not suffer any damages arising from the disclosure of the initial government report and its unsubstantiated allegations, and we are pleased that the Court has agreed.”
Wayne Smith, Partner with Gibson, Dunn & Crutcher and lead counsel for Apollo Group, stated, “The Court’s decision validates the arguments made by Apollo Group since the beginning of this case, namely, that the ultimate disclosure of the initial report’s contents caused no significant movement in Apollo’s stock price.”
Any additional information on further motions by plaintiffs or Apollo Group will be posted at the Apollo Legal Information Center at www.apollolegal.com.

Litigation Background
This case, Apollo Group Inc. Securities Litigation, was a consolidated securities class action brought by the Policemen’s Annuity and Benefit Fund of Chicago. It stemmed from allegations about the non-disclosure of an initial government report about the manner in which Apollo subsidiary University of Phoenix compensated its enrollment counselors. The report’s allegations, which were first raised in a False Claims Act lawsuit filed in 2003 by two employees and then repeated with striking similarity in the initial government report at issue, have been largely discredited in recent years.
The case was tried in Federal District Court in Arizona beginning November 14, 2007. The jury found in favor of the plaintiffs on January 16, 2008 and the plaintiff class was awarded damages of up to $5.55 per share. Today’s ruling overturns the jury verdict.
More information on the case may be found in Apollo’s Legal Information Center at www.apollolegal.com.
About Apollo Group, Inc.
Apollo Group, Inc. has been an education provider for more than 30 years, providing academic access and opportunity to students through its subsidiaries, University of Phoenix, Institute for Professional Development, College for Financial Planning, Western International University, Meritus University, Insight Schools and Apollo Global. It also owns Aptimus, a provider of innovative digital media solutions. The Company’s distinctive educational programs and services are provided at the high school, college and graduate levels in 40 states (as of May 31, 2008) and the District of Columbia; Puerto Rico; Alberta and British Columbia, Canada; Mexico; Chile; and the Netherlands, as well as online, throughout the world.
Investor Relations Contact:
Allyson Pooley ~ (312) 660-2025 ~ allyson.pooley@apollogrp.edu
Media Relations Contact:
Liliana Esposito ~ (917) 941-4225 ~ lesposito@mercuryllc.com

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